Exhibit 99

Sara Lee Corporation 3500 Lacey Rd. Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS SECOND QUARTER FISCAL 2009 RESULTS

Strong underlying business performance in North America; company focused on challenges in international

DOWNERS GROVE, Ill. (Feb. 4, 2009) – Sara Lee Corp. (NYSE: SLE) today reported net sales for the second quarter of fiscal 2009, ending Dec. 27, 2008, of $3.3 billion, a 2.0% decrease over the comparable period last year. Strong net sales growth in North America, particularly in the retail and fresh bakery business segments (up 8.4% and 10.6%, respectively), was more than offset by lower sales in the international businesses, primarily as a result of unfavorable foreign currency exchange rates and lower unit volumes tied to worsening economic conditions in key European markets.

Second quarter adjusted net sales1 increased 4.2%, driven by sales growth in the three North American business segments and in international beverage. Adjusted net sales exclude acquisitions/divestitures and present fiscal 2008 net sales at fiscal 2009 foreign currency exchange rates.

The company reported a second quarter loss of $.02 per diluted share compared to income of $.25 per share in the year-ago period. Second quarter diluted earnings per share, as reported, included the negative net impact of $.23 per share from various significant items, as shown in the table on page 15, while the comparable year-ago period saw a net benefit of $.03 per share from significant items. Diluted EPS excluding significant items were $.21 versus $.22 in the prior year’s quarter.

“Despite challenging economic times, our North American businesses continued their strong performance in the second quarter,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “The retail and fresh bakery businesses drove net sales and adjusted operating segment income growth, effectively managed their costs and pricing and gained market share in most key categories,” added Barnes.

“In our international businesses we are adjusting our plans and refocusing our resources to help offset significant economic downturns in many of our key markets, most notably Spain, France and the United Kingdom. I have no doubt that we will weather these difficult times abroad and continue to deliver strong growth over time in these high-margin businesses. Across Sara Lee, I continue to see meaningful development of a strong foundation and truly world-class capabilities that we can build on while pursuing appropriate cost reduction opportunities,” Barnes concluded.

Six Months Results

For the first six months of fiscal 2009, Sara Lee reported net sales of $6.7 billion, up 3.5% over the comparable period last year, while adjusted net sales rose 5.0% in the first half. Diluted EPS, as reported, were $.30, compared to $.53 for the first half of fiscal 2008. Diluted EPS excluding significant items for the comparable six month periods were $.52 versus $.50 (see table on page 15).

Operating Income Impacted by Significant Items

Operating income for the second quarter of fiscal 2009 was $33 million, compared to $231 million in the prior year’s period. Quarterly results in fiscal 2009 include the impact of $184 million in significant items.

[1]	The term “adjusted net sales” and other “adjusted” financial measures, and diluted EPS excluding significant items, are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 2

Significant items in the quarter included:

•	$107 million in pre-tax, non-cash impairment charges associated with the write-down of goodwill in the North American foodservice beverage business;

•	$30 million in pre-tax charges for a pension partial withdrawal liability in the North American fresh bakery segment; and,

•	$47 million in other significant items, primarily for restructuring charges.

Second quarter adjusted operating income decreased 7.6% from the prior year, as strong performance in the North American segments was more than offset by lower results in the international businesses and by $23 million in mark-to-market losses on commodity derivative contracts as compared to $8 million in mark-to-market gains in the year-ago period. Adjusted operating income excludes the impact of significant items, contingent sale proceeds and acquisitions/divestitures and presents fiscal 2008 results at fiscal 2009 foreign currency exchange rates.

For the first six months of fiscal 2009, operating income was $386 million, compared to $524 million in the first six months of fiscal 2008 – a decline of 26.4%, while adjusted operating income decreased 5.9%. With respect to commodity derivatives, mark-to-market losses were $58 million in the first six months of fiscal 2009, compared to gains of $10 million in the comparable period last year.

Other Business and Financial Highlights

•

On December 3, 2008, Sara Lee announced a definitive agreement to sell its U.S. Direct Store Delivery (DSD) foodservice coffee business to Farmer Bros. Co. for $45 million. The sale is expected to close in the third quarter of fiscal 2009.

•

On December 11, 2008, Sara Lee announced its intent to outsource certain pieces of its North American and European Finance and Global Information Services groups, as well as the company’s global indirect procurement activities to IBM. As a result, the company expects to eliminate approximately 700 positions, including roles currently performed by contractors. Sara Lee expects to begin implementation of the initiative in the current fiscal year, and plans to complete the implementation within three years, fully respecting all required consultation procedures in Europe. This outsourcing initiative is part of Project Accelerate, which is expected to drive annualized benefits of $200 to $250 million in the next three years.

•	Net cash from operating activities was $214 million in the first six months of fiscal 2009, compared to $205 million in the comparable period last year.

•

Media advertising and promotion (MAP) spending decreased 18.0% in the second quarter, primarily due to a shift from media advertising to pricing actions and other trade spending, as well as lower MAP spending at the North American retail and international household and body care segments. MAP spending decreased 10.5% in the first half of fiscal 2009.

•	Net interest expense was $35 million in the second quarter, compared to $27 million in last year’s period, an increase that was primarily due to lower interest income.

•

General corporate expenses were $102 million in the second quarter, compared to $53 million in the year-ago period, an increase primarily due to $23 million in mark-to-market losses on commodity derivative contracts compared to gains of $8 million in last year’s second quarter. Higher benefit plan costs and business consultancy fees also drove increased corporate expenses in the second quarter. In the first six months of fiscal 2009 corporate expenses were $202 million, compared to $119 million in the comparable period last year. The first half of fiscal 2009 included $58 million in mark-to-market losses on commodity derivative contracts compared to gains of $10 million in last year’s period.

•

The corporation repurchased 11.4 million shares of its common stock in the second quarter at an average price of $9.01 per share, for a total cost of $103 million. At the end of the second quarter, approximately 13 million shares remained authorized by the board of directors for repurchase.

•

The effective tax rate for the first six months of fiscal 2009 was 34.6%, compared to 30.0% at the end of the first quarter, an increase primarily driven by the impact of the $107 million non-deductible goodwill impairment charge in the second quarter. For further detail on the tax rate, see page 15 of this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 3

Business Performance Review

North American Retail

•	Net sales increased 8.4% to $746 million in the second quarter of fiscal 2009, driven by price increases to cover higher input costs and favorable sales mix. Adjusted net sales also rose 8.4%.

•	Net sales for the first six months of fiscal 2009 increased 9.5% to $1.4 billion. Adjusted net sales were up 9.5% as well.

•

Operating segment income was $74 million in the second quarter, compared to $46 million in the year-ago period, an increase of 61.5%. The improvement was primarily the result of favorable sales mix, pricing actions and lower MAP spending due to a shift in timing. Continuous improvement savings in supply chain also helped improve the bottom-line. Adjusted operating segment income increased 61.2%.

•

Operating segment income for the first six months was $131 million, compared to $65 million last year. Adjusted operating segment income was $130 million, compared to $67 million in the first six months of fiscal 2008.

Unit volumes decreased 2.5% in the second quarter, as strong unit volumes for Hillshire Farm smoked sausage, cocktail links and lunch meats, Jimmy Dean breakfast sausage and non-branded in-store bakery pies were more than offset by lower volumes for Sara Lee frozen bakery products as well as commodity and retail deli products. During the second quarter, each of the major retail meat brands – Ball Park, Hillshire Farm, Jimmy Dean and Sara Lee – increased market share in their key categories according to Information Resources, Inc. (IRI) share data, 12 weeks ending December 14, 2008. Unit volumes were basically flat for the first six months.

North American Fresh Bakery

•	Net sales increased 10.6% to $539 million in the second quarter of fiscal 2009, primarily driven by higher prices and higher unit volumes. Adjusted net sales also rose 10.6%.

•	Net sales for the first six months increased 13.8% to $1.1 billion. Adjusted net sales also increased 13.8%.

•

The segment reported an operating segment loss of $14 million in the second quarter, compared to operating segment income of $3 million in the year-ago period. The decline was due to a $30 million charge for a partial withdrawal liability relating to a multi-employer pension plan. Adjusted operating segment income was $16 million, compared to $3 million in the prior year, with the improvement primarily driven by price increases and higher unit volumes, which were partially offset by an unfavorable sales mix into lower margin, non-branded bakery products, higher commodity costs and higher SG&A costs.

•

Operating segment income for the first six months was $5 million, compared to $17 million in the first six months of the prior year. Adjusted operating segment income was $35 million, compared to $17 million in the first six months of fiscal 2008.

Unit volumes increased 3.1% in the second quarter, driven by volume growth for both branded and non-branded bakery products, the latter due to consumer trade-down in a tough economy. The Sara Lee brand continued to improve its position as the No. 1 fresh bread brand in America with a year-over-year market share increase of 0.3 percentage points to achieve an 8.4% share, according to IRI data, 12 weeks ending December 14, 2008. For the first six months unit volumes increased 4.9%.

North American Foodservice

•

Net sales of $614 million were up 0.5% in the second quarter of fiscal 2009, as higher prices to cover increased commodity costs and a favorable sales mix were partially offset by lower unit volumes. Adjusted net sales were up 3.0%.

•	Net sales for the first six months increased 2.1% to $1.2 billion. Adjusted net sales rose 3.9%.

•

The segment reported an operating segment loss of $43 million in the second quarter, compared to operating segment income of $53 million in the year-ago period. The decline was due to a $107 million pre-tax, non-cash impairment charge associated with goodwill at the foodservice beverage business. Adjusted operating segment income increased 22.3% to $63 million in the second quarter, primarily driven by higher prices, procurement and other continuous improvement savings and lower SG&A costs, which were partially offset by the impact of higher commodity costs.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 4

•

The segment reported an operating segment loss of $13 million for the first six months, compared to operating segment income of $74 million in the prior year’s period. Adjusted operating segment income rose 23.5% to $90 million in the first half of fiscal 2009.

Unit volumes, excluding acquisitions/divestitures, decreased 4.5% in the second quarter, as a result of demand softness across our categories (i.e. meats, bakery and beverage) due to the weakening U.S. economy and the planned exit of certain low-margin meats business. For the first six months unit volumes decreased 2.9%.

International Beverage

•

Net sales decreased 6.9% to $765 million in the second quarter of fiscal 2009, primarily driven by unfavorable foreign currency exchange rates and lower unit volumes, which were partially offset by favorable sales mix, higher prices and increased green coffee export sales from Brazil. Adjusted net sales were up 4.1%.

•	Net sales for the first six months increased 1.1% to $1.5 billion. Adjusted net sales rose 2.1%.

•

Operating segment income was $107 million in the second quarter of fiscal 2009, down 14.5% from $125 million in the prior year’s period, primarily due to unfavorable foreign currency exchange rates and lower unit volumes, which were partially offset by higher prices and favorable sales mix. Adjusted operating segment income decreased 11.1% to $104 million.

•

Operating segment income for the first six months increased 1.1% to $248 million from $246 million, while adjusted operating segment income declined 6.3% to $237 million in the first half of fiscal 2009.

Unit volumes, excluding acquisitions/divestitures, decreased 6.9% in the second quarter, as higher unit volumes for Senseo single-serve coffee, instant coffees and Cafitesse foodservice coffee concentrate, were more than offset by lower unit volumes in multi-serve roast and ground coffee, particularly in Brazil following earlier price increases, and in hot tea. Consumers in France and Germany voted Senseo Café Choco coffee pods “Product of the Year,” a highly regarded award in the consumer goods category. For the first six months unit volumes for international beverage decreased 5.9%.

International Bakery

•

Net sales decreased 16.4% to $196 million in the second quarter of fiscal 2009, primarily driven by unfavorable foreign currency exchange rates and lower unit volumes, which were partially offset by the impact of price increases to cover higher commodity input costs. Adjusted net sales decreased 4.9%.

•	Net sales for the first six months of fiscal 2009 decreased 6.5% to $425 million. Adjusted net sales decreased 4.2%.

•

The segment reported an operating segment loss of $19 million in the second quarter, compared to operating segment income of $9 million in the year-ago period. The decrease was primarily due to charges for exit activities, and due to lower unit volumes, unfavorable foreign currency exchange rates, increased commodity costs and higher MAP spending, which were partially offset by higher prices and lower SG&A costs. Adjusted operating segment income decreased 23.0% to $10 million from $13 million in the prior-year quarter.

•

The segment reported an operating segment loss of $4 million for the first six months of fiscal 2009, compared to operating segment income of $22 million for the year-ago period. Adjusted operating segment income for the first six months was $25 million, compared to $31 million for the prior year’s period.

Unit volumes, excluding acquisitions/divestitures, decreased 11.2% in the second quarter, primarily resulting from weak unit volumes in Spain as consumers traded down to private label breads, as well as lower unit volumes in Australia resulting from the planned exit of certain low-margin product lines. For the first six months unit volumes decreased 11.4%.

International Household and Body Care

•

Net sales decreased 15.7% to $490 million in the second quarter of fiscal 2009, primarily as a result of unfavorable foreign currency exchange rates and lower unit volumes. Adjusted net sales were down 3.9%.

•	Net sales for the first six months decreased 4.6% to $1.1 billion. Adjusted net sales were basically flat.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 5

•

Operating segment income decreased 29.6% to $45 million in the second quarter, primarily driven by unfavorable foreign currency exchange rates, lower unit volumes and higher input costs, partially offset by significantly lower MAP spending and lower SG&A costs. Adjusted operating segment income decreased 7.6% in the second quarter to $51 million.

•	Operating segment income for the first six months decreased 14.2% to $103 million. Adjusted operating segment income decreased 8.0% in the first six months of the year.

Unit volumes decreased 3.2% in the second quarter, driven by lower unit volumes in air care, body care and shoe care, primarily resulting from weak consumer markets across Europe. The unit volume decline was partially offset by higher insecticides volumes driven by strong demand in India. Consumers in France and the United Kingdom voted Sanex NaturProtect deodorant “Product of the Year,” while Ambi Pur Renov’air won the honors in Spain and Ambi Pur 3volution in Italy. For the first six months unit volumes decreased 0.3%.

Guidance

Sara Lee currently expects full-year fiscal 2009 diluted EPS to be in the range of $.72 to $.79 per share, which includes $.21 per share of contingent sale proceeds received in the first quarter of fiscal 2009 from the sale of its tobacco business in fiscal 1999, and $(.22) per share from significant items, net, reported in the first six months of fiscal 2009. The guidance does not include any additional significant items that may occur during the remainder of fiscal 2009. See the Investor Relations section of our Web site (www.saralee.com) for updated business segment guidance.

The reduction in diluted EPS guidance of $(.27) per share compared to previous guidance is primarily driven by $(.23) in significant items recognized in the second quarter and by weaker results in the international household and body care and international bakery business segments. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2009 Guidance	Fiscal 2008 Actual	Change vs. Last Year		Change vs. Prev. Guidance
Diluted EPS from cont. ops. as reported	$.72 –$.79/share	$(.06)/share	+$	.78 –$.85/share		$(.27)/share
Contingent sale proceeds	$.21/share	$.18/share	+$	.03/share		—
Significant items, net	$(.22)/share	$(1.07)/share	+$	.85/share		$(.23)/share
Adjusted EPS	$.73 –$.80/share	$.83/share		$(.10) –$(.03)/share		$(.04)/share

Net sales	$12.8 –$13.0 bil.	$13.2 bil.		$(400) –$(200) mil.		$(200)–$(300) mil.
Fiscal 2009 exchange rate adjustment (1)	—	$600 mil.		$(600) mil.		—

Adjusted net sales	$12.8 –$13.0 bil.	$12.6 bil.	+$	200 – $400 mil.		$(200)–$(300) mil.

Operating income from cont. ops. as reported	$917 –$957 mil.	$260 mil.	+$	657 –$697 mil.		$(229) mil.
Contingent sale proceeds	$150 mil.	$130 mil.	+$	20 mil.		—
Significant items, net	$(173) mil.	$(941) mil.	+$	768 mil.		$(184) mil.
Fiscal 2009 exchange rate adjustment (1)	—	$82 mil.		$(82) mil.		—
Adjusted operat. income	$940 –$980 mil.	$990 mil.		$(50) –$(10) mil.		$(45) mil.

Interest expense, net	$130 mil.	$100 mil.	+$	30 mil.	+$	10 mil.

Reported tax rate	33% – 35%	125.6%		NM		+4%
Contingent sale proceeds	≈(5) pts.	(4.6) pts.		—		—
Significant items, net	4 pts.	91.4 pts.		NM		+4%
Adjusted tax rate	34% – 36%	38.8%		(4.8)% –(2.8)%		—

Dollar/euro exchange rate	$1.36	$1.47		$(.11)	+$	.04

Capital expenditures	$450 mil.	$517 mil.		$(67) mil.		—

Cash flow from cont. ops.	$650 –$750 mil.	$606 mil.	+$	44 – $144 mil.		$(100) mil.

Share repurchase	$103+ mil.	$315 mil.		NM		$103+ mil.

(1)	Adjustment to reflect fiscal 2008 net sales or operating income, as applicable, at projected fiscal 2009 foreign currency exchange rates.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 6

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the second quarter of fiscal 2009 with the Securities and Exchange Commission (SEC) this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the second quarter will be broadcast live via the Internet today at 9 a.m. CST. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, a replay will be available at 7 p.m. CST today, in the Investor Relations section of the Sara Lee corporate Web site (www.saralee.com) through the close of business on Aug. 4, 2009.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (vii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (viii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations; and (ix) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (x) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xiv) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 7

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 8

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at December 27, 2008 and June 28, 2008

(In millions)

(Unaudited)

	December 27, 2008	June 28, 2008
Assets
Cash and equivalents	$562	$1,284
Trade accounts receivable, less allowances	1,413	1,491
Inventories
Finished goods	711	775
Work in process	36	43
Materials and supplies	424	402

	1,171	1,220

Current deferred income taxes	208	111
Other current assets	330	361

Total current assets	3,684	4,467

Property, net of accumulated depreciation of $2,870 and $2,925, respectively	2,323	2,519
Trademarks and other identifiable intangibles, net	929	1,021
Goodwill	1,982	2,223
Deferred income taxes	181	295
Other non-current assets	212	233
Assets held for sale	44	72

	$9,355	$10,830

Liabilities and Stockholders' Equity
Notes payable	$253	$280
Accounts payable	954	1,258
Income taxes payable and current deferred taxes	7	16
Other accrued liabilities	1,727	1,702
Current maturities of long-term debt	204	568
Liabilities held for sale	—	17

Total current liabilities	3,145	3,841
Long-term debt	2,355	2,340
Pension obligation	331	405
Deferred income taxes	193	177
Other liabilities	1,018	1,237
Minority interests in subsidiaries	19	19
Common stockholders' equity	2,294	2,811

	$9,355	$10,830

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 9

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarters and Six Months ended December 27, 2008 and December 29, 2007

(In millions, except per share data)

(Unaudited)

	Quarter ended		Six Months ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Net sales	$3,340	$3,408	$6,689	$6,462

Cost of sales	2,143	2,116	4,252	4,013
Selling, general and administrative expenses	1,017	1,054	2,058	2,044
Net charges for exit activities, asset and business dispositions	40	7	36	11
Impairment charge	107	—	107	—
Contingent sale proceeds	—	—	(150)	(130)
Interest expense	41	48	87	101
Interest income	(6)	(21)	(27)	(46)

	3,342	3,204	6,363	5,993

Income (loss) before income taxes	(2)	204	326	469
Income tax expense	15	22	113	87

Net income (loss)	$(17)	$182	$213	$382

Net income (loss) per share of common stock
Basic	$(0.02)	$0.25	$0.30	$0.53

Diluted	$(0.02)	$0.25	$0.30	$0.53

Average shares outstanding
Basic	703	720	705	722

Diluted	703	722	706	724

Cash dividends declared per share of common stock	$0.11	$0.105	$0.11	$0.105

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months ended December 27, 2008 and December 29, 2007

(In millions)

(Unaudited)

	Six Months ended
	December 27, 2008	December 29, 2007
OPERATING ACTIVITIES -
Net income	$213	$382
Less: Cash received from contingent sale proceeds	(150)	(130)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	184	194
Amortization	58	59
Impairment charge	107	—
Net gain on business dispositions	(3)	—
Decrease in deferred income taxes	(1)	(51)
Other	122	144
Changes in current assets and liabilities, net of businesses acquired and sold	(316)	(393)

Net cash received from operating activities	214	205

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(134)	(207)
Purchases of software and other intangibles	(14)	(34)
Acquisitions of businesses	(10)	—
Dispositions of businesses and investments	15	—
Cash received from contingent sale proceeds	150	130
Cash received from (used in) derivative transactions	(153)	18
Sales of assets	5	16

Net cash used in investment activities	(141)	(77)

FINANCING ACTIVITIES -
Issuances of common stock	—	4
Purchases of common stock	(103)	(195)
Borrowings of long-term debt	—	1
Repayments of long-term debt	(327)	(912)
Borrowings (repayments) of short-term debt, net	(18)	6
Payments of dividends	(149)	(146)

Net cash used in financing activities	(597)	(1,242)

Effect of changes in foreign exchange rates on cash	(198)	93

Decrease in cash and equivalents	(722)	(1,021)
Add: Cash balance of discontinued operations at beginning of year	—	3
Less: Cash balance of discontinued operations at end of quarter	—	(3)
Cash and equivalents at beginning of year	1,284	2,517

Cash and equivalents at end of quarter	$562	$1,496

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES:
Trade accounts receivable	$(89)	$(117)
Inventories	(77)	(9)
Other current assets	(7)	(8)
Accounts payable	(151)	(62)
Accrued liabilities	28	(106)
Accrued income taxes	(20)	(91)

Changes in current assets and liabilities, net of businesses acquired and sold	$(316)	$(393)

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 11

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2009	2008			2009	2008
North American Retail
Net sales	$746	$688	$58	8.4%	$1,426	$1,303	$123	9.5%

Adjusted net sales*	$746	$688	$58	8.4%	$1,426	$1,303	$123	9.5%

Operating segment income	$74	$46	$28	61.5%	$131	$65	$66	NM

Operating margin %	10.1%	6.8%		3.3%	9.2%	5.0%		4.2%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—		$1	$—	$1
Transformation/Accelerate charges	—	—	—		—	(2)	2

Adjusted operating segment income*	$74	$46	$28	61.2%	$130	$67	$63	96.0%

Adjusted operating margin %*	10.1%	6.8%		3.3%	9.1%	5.1%		4.0%

North American Fresh Bakery
Net sales	$539	$488	$51	10.6%	$1,110	$975	$135	13.8%

Adjusted net sales*	$539	$488	$51	10.6%	$1,110	$975	$135	13.8%

Operating segment income (loss)	$(14)	$3	$(17)	NM	$5	$17	$(12)	(71.3)%

Operating margin %	(2.6)%	0.5%		(3.1)%	0.4%	1.7%		(1.3)%
Increase/(decrease) in operating segment income from:
Partial withdrawal liability charge	$(30)	$—	$(30)		$(30)	$—	$(30)

Adjusted operating segment income*	$16	$3	$13	NM	$35	$17	$18	NM

Adjusted operating margin %*	2.9%	0.5%		2.4%	3.1%	1.7%		1.4%

North American Foodservice
Net sales	$614	$611	$3	0.5%	$1,151	$1,127	$24	2.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$2	$(2)
Disposition	—	13	(13)		—	17	(17)

Adjusted net sales*	$614	$596	$18	3.0%	$1,151	$1,108	$43	3.9%

Operating segment income (loss)	$(43)	$53	$(96)	NM	$(13)	$74	$(87)	NM

Operating margin %	(7.0)%	8.6%		(15.6)%	(1.2)%	6.6%		(7.8)%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$1	$—	$1		$4	$—	$4
Impairment charge	(107)	—	(107)		(107)	—	(107)
Disposition	—	1	(1)		—	1	(1)

Adjusted operating segment income*	$63	$52	$11	22.3%	$90	$73	$17	23.5%

Adjusted operating margin %*	10.3%	8.7%		1.6%	7.8%	6.6%		1.2%

*	Adjusted net sales, Adjusted operating segment income and Adjusted operating margin % are non-GAAP measures.

See pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 12

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2009	2008			2009	2008
International Beverage
Net sales	$765	$821	$(56)	(6.9)%	$1,544	$1,527	$17	1.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$92	$(92)		$—	$19	$(19)
Acquisition/disposition	9	3	6		9	5	4

Adjusted net sales*	$756	$726	$30	4.1%	$1,535	$1,503	$32	2.1%

Operating segment income	$107	$125	$(18)	(14.5)%	$248	$246	$2	1.1%

Operating margin %	14.0%	15.2%		(1.2)%	16.1%	16.1%		0.0%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$13	$(13)		$—	$1	$(1)
Exit activities, asset and business dispositions	(1)	(1)	—		(2)	(2)	—
Transformation/Accelerate charges	(1)	(2)	1		(4)	(4)	—
Curtailment gain	—	—	—		12	—	12
Accelerated depreciation	—	(1)	1		—	(1)	1
Acquisition/disposition	5	—	5		5	—	5

Adjusted operating segment income*	$104	$116	$(12)	(11.1)%	$237	$252	$(15)	(6.3)%

Adjusted operating margin %*	13.7%	16.1%		(2.4)%	15.4%	16.8%		(1.4)%

International Bakery
Net sales	$196	$234	$(38)	(16.4)%	$425	$455	$(30)	(6.5)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$24	$(24)		$—	$4	$(4)
Disposition	—	4	(4)		—	7	(7)

Adjusted net sales*	$196	$206	$(10)	(4.9)%	$425	$444	$(19)	(4.2)%

Operating segment income (loss)	$(19)	$9	$(28)	NM	$(4)	$22	$(26)	NM

Operating margin %	(10.0)%	3.8%		(13.8)%	(1.0)%	5.0%		(6.0)%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$—	$—
Exit activities, asset and business dispositions	(29)	(4)	(25)		(28)	(7)	(21)
Transformation/Accelerate charges	—	(1)	1		(1)	(1)	—
Disposition	—	(1)	1		—	(1)	1

Adjusted operating segment income*	$10	$13	$(3)	(23.0)%	$25	$31	$(6)	(20.3)%

Adjusted operating margin %*	4.9%	6.1%		(1.2)%	5.8%	7.0%		(1.2)%

International Household and Body Care
Net sales	$490	$582	$(92)	(15.7)%	$1,052	$1,103	$(51)	(4.6)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$72	$(72)		$—	$47	$(47)

Adjusted net sales*	$490	$510	$(20)	(3.9)%	$1,052	$1,056	$(4)	(0.4)%

Operating segment income	$45	$64	$(19)	(29.6)%	$103	$121	$(18)	(14.2)%

Operating margin %	9.2%	11.0%		(1.8)%	9.8%	10.9%		(1.1)%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$11	$(11)		$—	$9	$(9)
Exit activities, asset and business dispositions	(6)	—	(6)		(6)	—	(6)
Transformation/Accelerate charges	—	(2)	2		(2)	(3)	1
Curtailment gain	—	—	—		5	—	5

Adjusted operating segment income*	$51	$55	$(4)	(7.6)%	$106	$115	$(9)	(8.0)%

Adjusted operating margin %*	10.5%	10.9%		(0.4)%	10.1%	10.9%		(0.8)%

*	Adjusted net sales, Adjusted operating segment income and Adjusted operating margin % are non-GAAP measures.

See	pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2009	2008			2009	2008
Total Sara Lee
Net sales—total operating segments	$3,350	$3,424	$(74)		$6,708	$6,490	$218
Less: intersegment sales	(10)	(16)	6		(19)	(28)	9

Net sales	$3,340	$3,408	$(68)	(2.0)%	$6,689	$6,462	$227	3.5%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$190	$(190)		$—	$72	$(72)
Acquisitions/dispositions	9	20	(11)		9	29	(20)

Adjusted net sales*	$3,331	$3,198	$133	4.2%	$6,680	$6,361	$319	5.0%

Total operating segment income	$150	$300	$(150)		$470	$545	$(75)
Amortization of trademarks and other intangibles	(15)	(16)	1		(32)	(32)	—
General corporate expenses:
Other	(79)	(61)	(18)		(144)	(129)	(15)
Mark-to-market derivative gains (losses)	(23)	8	(31)		(58)	10	(68)
Contingent sale proceeds	—	—	—		150	130	20

Operating income	$33	$231	$(198)	(85.8)%	$386	$524	$(138)	(26.4)%

Operating margin %	1.0%	6.8%		(5.8)%	5.8%	8.1%		(2.3)%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$150	$130	$20
Changes in foreign currency exchange rates	—	22	(22)		—	7	(7)
Exit activities, asset and business dispositions	(40)	(7)	(33)		(36)	(11)	(25)
Transformation/Accelerate charges	(7)	(12)	5		(17)	(30)	13
Curtailment gain	—	—	—		17	—	17
Impairment charges	(107)	—	(107)		(107)	—	(107)
Partial withdrawal liability charge	(30)	—	(30)		(30)	—	(30)
Accelerated depreciation	—	(1)	1		—	(1)	1
Acquisition/disposition	5	—	5		5	—	5

Adjusted operating income*	$212	$229	$(17)	(7.6)%	$404	$429	$(25)	(5.9)%

Adjusted operating margin %*	6.4%	7.2%		(0.8)%	6.0%	6.7%		(0.7)%

*	Adjusted net sales, Adjusted operating income and Adjusted operating margin % are non-GAAP measures.

See pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 14

Net Sales Bridge

Second Quarter and First Six Months ended December 27, 2008

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

Second Quarter ended Dec. 27, 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted* Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(2.5)%		10.9%		8.4%		0.0%		0.0%		8.4%
North American Fresh Bakery	3.1%		7.5%		10.6%		0.0%		0.0%		10.6%
North American Foodservice	(4.5)%		7.5%		3.0%		(2.2)%		(0.3)%		0.5%
International Beverage	(6.9)%		11.0%		4.1%		0.7%		(11.7)%		(6.9)%
International Bakery	(11.2)%		6.3%		(4.9)%		(1.4)%		(10.1)%		(16.4)%
International Household and Body Care	(3.2)%		(0.7)%		(3.9)%		0.0%		(11.8)%		(15.7)%
Total Continuing Business	(3.7)%		7.9%		4.2%		(0.3)%		(5.9)%		(2.0)%

First Six Months ended Dec. 27, 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted* Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(0.2)%		9.7%		9.5%		0.0%		0.0%		9.5%
North American Fresh Bakery	4.9%		8.9%		13.8%		0.0%		0.0%		13.8%
North American Foodservice	(2.9)%		6.8%		3.9%		(1.6)%		(0.2)%		2.1%
International Beverage	(5.9)%		8.0%		2.1%		0.3%		(1.3)%		1.1%
International Bakery	(11.4)%		7.2%		(4.2)%		(1.5)%		(0.8)%		(6.5)%
International Household and Body Care	(0.3)%		(0.1)%		(0.4)%		0.0%		(4.2)%		(4.6)%
Total Continuing Business	(1.9)%		6.9%		5.0%		(0.3)%		(1.2)%		3.5%

*	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

See pages 16 and 17 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 15

Impact of Significant Items on Diluted Earnings per Share

	Second Quarter		First Six Months
	2009	2008	2009	2008
As reported:
Diluted EPS	$(0.02)	$0.25	$0.30	$0.53

Increase/(decrease) in EPS from:
Exit activities	$(0.04)	$(0.01)	$(0.04)	$(0.01)
Transformation charges – IT costs	—	(0.01)	(0.01)	(0.02)
Pension partial withdrawal liability	(0.03)	—	(0.03)	—
Curtailment gain	—	—	0.02	—
Impairment charge	(0.15)	—	(0.15)	—

Significant items related to income (loss) before income taxes*	(0.23)	(0.02)	(0.22)	(0.04)
Discrete tax items	—	0.05	—	0.07

Total impact of significant items*	$(0.23)	$0.03	$(0.22)	$0.03

Diluted EPS excluding significant items (1) (2)	$0.21	$0.22	$0.52	$0.50

*	Amounts are rounded and may not add to the total

Fiscal 2009 Tax Rate Reconciliation

(In millions, except tax rate)

	Quarter ended December 27, 2008
	Income (Loss) before Taxes	Tax Benefit (Expense)	Net Income (Loss)	Effective Tax Rate
Reported results	$(2)	$(15)	$(17)	(523.4)%
Less: Discrete tax items	—	—	—

	(2)	(15)	(17)	(516.1)%
Less: Other significant items	(184)	23	(161)

Results excluding significant items (1) (2)	$182	$(38)	$144	20.5%

	Six Months ended December 27, 2008
	Income before Taxes	Tax Benefit (Expense)	Net Income	Effective Tax Rate
Reported results	$326	$(113)	$213	34.6%
Less: Discrete tax items	—	—	—

	326	(113)	213	34.6%
Less: Other significant items	(173)	19	(154)

Results excluding significant items (1) (2)	$499	$(132)	$367	26.5%

(1)	Represents a non-GAAP financial measure that adjusts the reported financial measure for the impact of the significant items identified in the applicable table. The terms "significant items," "discrete tax item" and "contingent sale proceeds" are defined on page 16.
(2)	These line items do not exclude the impact of the company's receipt of contingent sale proceeds and the related tax benefit. Sara Lee received one payment of contingent sale proceeds this year, in the first quarter, and reflected the non-taxable nature of the payment in its determination of the 34.0% annual rate which it applied to pretax earnings in the first six months. On an annual basis, the contingent sale proceeds are expected to increase Sara Lee's diluted EPS by $.21 per share and provide approximately 5 percentage points of tax benefit.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 16

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation and project accelerate costs; impairment charges; pension partial withdrawal liability charges and accelerated depreciation; and income from benefit plan curtailment gains. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

A “discrete tax item” constitutes a “significant item” that is an unusual or infrequently occurring item that is reflected in the reported tax rate in the quarter in which the item originates. Discrete tax items may include, but are not limited to, tax costs and benefits resulting from the disposition of a business, favorable or unfavorable resolution of open items based on the finalization of tax authority examinations and the tax impact of other significant items.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee will receive cash payments annually, through July 15, 2009, if tobacco continues to be a legal product in the specified countries. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, including discrete tax items, contingent sale proceeds, the impact of acquisitions and divestitures and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investor’s ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee Reports Second Quarter Fiscal 2009 Results – Page 17

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Fiscal 2009 Tax Rate Reconciliation,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “income (loss) before taxes, excluding significant items,” “tax benefit (expense), excluding significant items,” “net income (loss), excluding significant items” and “effective tax rate, excluding significant items,” excludes from the most directly comparable financial measure computed in accordance with GAAP, the impact of significant items recognized in the fiscal period to date. See the table on page 15 for the reconciliation.

“Adjusted EPS” in the Guidance section on page 5 excludes from diluted EPS from continuing operations, as reported, the per share impact of contingent sale proceeds and significant items, net, recognized in the fiscal period to date.

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s operating income, the impact of significant items, net, contingent sale proceeds, and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted operating segment income” excludes from the operating segment income of a specified business segment, the impact of significant items recognized by that business segment during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted tax rate” in the Guidance section on page 5 excludes from the reported annual tax rate the impact of the contingent sale proceeds and significant items, net.

“Diluted EPS excluding significant items” excludes from the most directly comparable financial measure computed in accordance with GAAP, the impact of significant items recognized in the fiscal period to date. See the table on page 15 for the reconciliation.